                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                CONSILIUM, INC.
               (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transaction applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, Schedule or Registration No.:
  (3) Filing Party:
  (4) Date Filed:

                    [CONSILIUM, INC. LOGO APPEARS HERE]

                               485 CLYDE AVENUE
                            MOUNTAIN VIEW, CA 94043

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 18, 1998

Dear Stockholder:

  You are invited to attend the Annual Meeting of the Stockholders of Consilium, Inc., a Delaware corporation (the "Company"), which will be held on March 18, 1998, at 3:00 p.m., local time, at the Company, 485 Clyde Avenue, Mountain View, California for the following purposes:

  1. To elect two (2) Class I directors, each to hold office for a three-year term and until their respective successors are elected and qualified.

  2. To consider and vote upon a proposal to amend the Company's 1989 Employee Stock Purchase Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 300,000.

  3. To consider and vote upon a proposal to amend the Company's 1990 Outside Directors Stock Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 50,000.

  4. To consider and vote upon a proposal to amend the Company's 1996 Stock Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 500,000.

  5. To consider a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending October 31, 1998.

  6. To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on February 6, 1998, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the Company.

                                          By Order of the Board of Directors,

                                          /s/ Michael J. Field
                                          -------------------------
                                          MICHAEL J. FIELD,
                                          Secretary

Mountain View, California
February 17, 1998

                                CONSILIUM, INC.
                               485 CLYDE AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

  The accompanying proxy is solicited by the Board of Directors of Consilium, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held March 18, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is February 17, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

  Annual Report. An annual report on Form 10-K for the fiscal year ended October 31, 1997, is enclosed with this Proxy Statement.

  Voting Securities. Only stockholders of record as of the close of business on February 6, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,371,635 shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has engaged the services of MacKenzie Partners, Inc. ("MacKenzie Partners"), a proxy solicitation firm. The Company will pay a fee for such services, which it reasonably expects to be no more than $7,500, and will reimburse out-of-pocket expenses of MacKenzie Partners.

  Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposals. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

  Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of January 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:

                                                           SHARES OWNED (1)
                                                         ---------------------
   NAME AND ADDRESS OF                                    NUMBER   PERCENTAGE
   BENEFICIAL OWNERS (#)                                 OF SHARES OF CLASS (2)
   ---------------------                                 --------- -----------
   Jonathan J. Golovin and Susan K. Golovin (3)......... 1,678,770    19.82%
   Centennial Associates, L.P. (4)...................... 1,615,785    19.30%
    900 Third Avenue
    New York, NY 10022
   Michael J. Field (5).................................    16,666        *
   Robert C. Fink (6)...................................    10,000        *
   Laurence R. Hootnick (7).............................   301,017     3.04%
   Robert Horne (8).....................................    21,750        *
   Frederick M. O'Such..................................         0        *
   Thomas A. Tomasetti (9)..............................   202,790     2.42%
   Edward J. Norton (10)................................    71,190        *
   Richard Lloyd Payton (11)............................    30,783        *
   Executive Officers and Directors as a group (12
    persons) (12)....................................... 2,383,480    26.94%

--------
 # Unless otherwise provided, the address for each Beneficial Owner is 485
   Clyde Avenue, Mountain View, CA 94043.
 * Less than 1%.
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) Calculated on the basis of 8,371,635 of Common Stock outstanding, except that shares of Common Stock underlying options exercisable within 60 days of January 31, 1998 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options or of Common Stock of the Company.
 (3) Includes 1,353,446 shares held directly by Jonathan J. Golovin and Susan
     K. Golovin as Community Property and 225,324 shares held in trust by Jonathan J. Golovin and/or Susan K. Golovin as Trustees for Dr. and Mrs. Golovin's minor children. Dr. Golovin, Chairman of the Board of Directors and Chief Technical Officer of the Company, may be deemed to share voting and investment power with respect to such shares. Also includes 100,000 shares subject to stock options exercisable within sixty days of January 31, 1998.
 (4) Based on an amendment to Schedule 13D filed with the Securities and Exchange Commission on June 13, 1997 by Centennial Associates, L.P. ("CALP"). CALP may be deemed to be the beneficial owner of all such shares owned by the partnership. CALP has the sole power to vote and dispose of all 1,615,785 shares.
 (5) Includes 12,291 shares subject to stock options exercisable within sixty days of January 31, 1998.
 (6) Includes 10,000 shares subject to stock options exercisable within sixty days of January 31, 1998.
 (7) Includes 208,708 shares subject to stock options exercisable within sixty days of January 31, 1998, of which 67,500 shares are unvested and subject to repurchase by the Company. Of the shares held not subject to options, 7,309 are held directly by Mr. Hootnick and 85,000 are held in trust by Mr. Hootnick.
 (8) Includes 500 shares held by his spouse. Also includes 16,250 shares subject to stock options exercisable within sixty days of January 31, 1998.

 (9) Includes 6,250 shares subject to stock options exercisable within sixty days of January 31, 1998.
(10) Includes 62,498 shares subject to stock options exercisable within sixty days of January 31, 1998, of which 8,334 of such shares are unvested and subject to repurchase by the Company. Mr. Norton has resigned from the Company effective as of January 31, 1998.
(11) Includes 14,180 shares subject to stock options exercisable within sixty days of January 31, 1998.
(12) Includes 474,134 shares subject to stock options exercisable within sixty days of January 31, 1998, of which 75,834 are unvested and subject to repurchase by the Company.

  The table below sets forth for the Company's directors, including the Class I nominees to be elected at this meeting, and information concerning their age and background.

                                                                       DIRECTOR
NAME                        POSITION WITH THE COMPANY              AGE  SINCE
----                        -------------------------              --- --------
Class I directors to be elected at the 1998 Annual Meeting of Stockholders:
Robert Horne............... Director                                59   1994
Robert C. Fink............. Director                                62   1996

Class II directors whose terms expire at the 1999 Annual Meeting of
Stockholders:
Thomas A. Tomasetti........ Director                                53   1987
Laurence R. Hootnick....... Director and President/CEO of the       55   1996
                             Company since 1996

Class III directors whose terms expire at the 2000 Annual Meeting of
Stockholders:
Jonathan J. Golovin........ Chairman of the Board of the Company    47   1978
                             since 1987 and Chief Technical
                             Officer
Frederick M. O'Such........ Director                                60   1997

  Mr. Horne was appointed as a director of the Company in December 1994. Since May 1995, he has served as Vice President, Business Development at Northern Telecom, a telecommunications company. From July 1994 to May 1995, Mr. Horne was a consultant to the pharmaceutical and medical device industries. From June 1993 to July 1994, Mr. Horne was President and Chief Executive Officer of BioCAD Corporation, a biotechnology firm, which was acquired by Molecular Simulations in July 1994. From 1992 to June 1993, he was Senior Vice President of Transgenic Sciences, Inc., a provider of New Drug Application testing services to pharmaceutical and biotechnology companies. From 1986 to 1992, he held several senior level positions at Digital Equipment Corporation, ultimately serving as Vice President, Chemical, Pharmaceutical and Healthcare Markets, and prior to that he held various senior level positions with Stauffer Company. Mr. Horne holds a B.S. in Chemistry and a Masters Degree in Chemical Engineering from Cambridge University and an M.B.A. from Harvard Business School.

  Mr. Fink was appointed as a director of the Company in January 1996. Mr. Fink has been employed by Lam Research Corp. ("Lam Research"), a semiconductor equipment company, since Lam Research acquired Drytek, Inc. ("Drytek") in 1993, most recently as Senior Vice President. Mr. Fink served as President of Drytek from 1988 until its acquisition by Lam Research. Prior to that time, he was Director of VLSI Operations at ITT Corporation's Semiconductor Division and was with General Instrument Corp.'s Microelectronics Division, most recently as Director of Worldwide Manufacturing Resources. Mr. Fink also serves as a director of Uniphase Corporation and TMCI Electronics, Inc.

  Mr. Tomasetti served as President and Chief Executive Officer of the Company from June 1987 to June 1996, and has served as a director since November 1987. From June 1996 to the present, Mr. Tomasetti has been a partner in the Brenner Group, a management outplacement and consulting group. Mr. Tomasetti was a technology consultant with Hillman Ventures, a venture capital firm, from November 1986 to June 1987, and served as Chief Executive Officer for Formaster Magnetic Designs, a software duplication equipment firm, from November 1984 to December 1986. From January 1982 to September 1984, he was Director of Western Operations for Scientific

Calculations, Inc., a software company, and previously spent 16 years at General Electric Company, a diversified multinational conglomerate, most recently as Vice President/General Manager for the Calma division. Mr. Tomasetti holds a B.S. degree in Engineering from the University of Massachusetts at Lowell.

  Mr. Hootnick was appointed as a director of the Company in January 1996. In June 1996, he was appointed President and Chief Executive Officer of the Company. Mr. Hootnick was Senior Vice President, Finance and Operations for Power Computing Corp., a computer company, from December 1995 to June 1996. From May 1995 to December 1995, Mr. Hootnick worked as a self-employed consultant. From August 1994 to May 1995, Mr. Hootnick served as the Chief Operating Officer of NetManage, Inc., a software company. From May 1991 to August 1994, Mr. Hootnick served as President and Chief Executive Officer of Maxtor Corporation, a disk drive manufacturer. He was employed by Intel Corporation from 1973 until 1991, most recently as Senior Vice President. Mr. Hootnick holds a B.S. in Industrial Management from the Massachusetts Institute of Technology and an M.B.A. in Finance from the University of Maryland.

  Dr. Golovin, the founder of the Company, was President of the Company from 1978 to 1987, and has served as a director and Chairman of the Company since its inception and as Secretary from January 1989 to August 1996. In April 1992, Dr. Golovin was named Chief Technical Officer of the Company. Dr. Golovin has also taught both graduate and undergraduate courses in operations management and production planning at the Massachusetts Institute of Technology and the University of California at Berkeley. Dr. Golovin holds a B.S. degree from Cornell University and a Ph.D. in Operations Management from the Massachusetts Institute of Technology.

  Mr. O'Such was appointed as a director of the Company in June 1997. From 1986 to the present Mr. O'Such has been President of Xertex Capital, a financial services firm. From 1981 to 1986, Mr. O'Such was Chairman, President and Chief Executive Officer of Xertex Corporation, a scientific instrument manufacturer. Mr. O'Such holds a B.S. in Chemical Engineering from Lehigh University and an M.B.A. from Harvard Business School. See "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of Directors" regarding certain compensation arrangements between Mr. O'Such and CALP.

  During the fiscal year ended October 31, 1997, the Board held seven (7) meetings. Each director serving on the Board in fiscal year 1997 attended at least 75% of such meetings of the Board and the Committees on which he serves.

  The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

  The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Robert C. Fink and Robert Horne. During the fiscal year ended October 31, 1997, the Audit Committee held three (3) meetings.

  The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants for executive officers. The members of the Compensation Committee are Robert C. Fink and Robert Horne. During the fiscal year ended October 31, 1997, the Compensation Committee held eight (8) meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information for the fiscal years ended October 31, 1997, 1996 and 1995 concerning the compensation of the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company as of October 31, 1997, whose total salary and bonus for the year ended October 31, 1997, exceeded $100,000, for services in all capacities to the Company and its subsidiaries:

                          SUMMARY COMPENSATION TABLE

                                                       LONG TERM
                           ANNUAL COMPENSATION        COMPENSATION
                         -----------------------      ------------
                                                         AWARDS
                                                      ------------
                                                       SECURITIES
NAME AND PRINCIPAL                                     UNDERLYING      ALL OTHER
POSITION                 YEAR  SALARY  BONUS (1)        OPTIONS       COMPENSATION
------------------       ---- -------- ---------      ------------    ------------
Laurence R. Hootnick
 (2).................... 1997 $245,625 $      0         303,000 (3)           0
 President and Chief     1996 $ 85,462 $      0         315,000 (4)      $4,500 (5)
 Executive Officer       1995 $     -- $     --              --              --
Edward J. Norton (6).... 1997 $150,000 $ 93,000 (7)     110,000 (8)      $1,425 (9)
 Senior Vice President
  and                    1996 $140,000 $ 91,985 (10)     20,000               0
 President,
  Semiconductor and      1995 $135,000 $ 74,275 (11)     70,000               0
 Electronics Group
Jonathan J. Golovin..... 1997 $210,000 $ 20,000 (7)      50,000          $1,425 (9)
 Chairman of the Board   1996 $190,000 $ 25,000 (7)           0               0
 and Chief Technical
  Officer                1995 $190,000 $ 30,573 (11)          0               0
Richard Lloyd Payton.... 1997 $140,000 $ 79,000 (7)      88,700 (12)     $2,551 (9)
 Senior Vice President
  and                    1996 $118,000 $ 80,675 (10)     20,000               0
 President, Healthcare
  Products               1995 $ 88,333 $116,484 (11)     32,000               0
 and Process Industries
  Group
Michael J. Field (13)... 1997 $157,013 $ 66,666 (7)      70,000 (14)     $2,218 (9)
 Senior Vice President,  1996 $ 34,676 $ 11,667 (7)      50,000               0
 Chief Administrative
  Officer                1995 $     -- $     --              --              --
 and Corporate Secretary

--------
(1) Bonuses are paid based on Company performance and individual objectives set by the Chief Executive Officer and/or the Compensation Committee. No Company performance bonuses were paid in fiscal 1996 or fiscal 1997. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."
(2) Mr. Hootnick became President and Chief Executive Officer of the Company on June 14, 1996. Prior to that, Mr. Hootnick served as a non-employee director of the Company.
(3) Includes an option to purchase an aggregate of 180,000 shares granted on March 26, 1997, replacing an option to purchase 180,000 shares granted on June 14, 1996. Options to purchase 180,000 shares were canceled in connection with the repricing. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON RECPRICING OF OPTIONS."
(4) Includes an option to purchase 15,000 shares under the Company's 1990 Outside Directors Stock Option Plan (the "Directors Plan").
(5) Represents compensation for services as a non-employee director of the Company from January 30, 1996 through June 14, 1996.
(6) Mr. Norton has resigned from the Company effective as of January 31, 1998.

 (7) Includes a performance bonus based on customized objectives determined by the Chief Executive Officer. Also includes a special bonus paid to key executives at the discretion of Mr. Hootnick and approved by the Compensation Committee. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."
 (8) Includes options to purchase an aggregate of 60,000 shares granted on March 26, 1997, replacing an option to purchase 20,000 shares granted on May 21, 1996, an option to purchase 20,000 shares granted on February 2, 1995, and an option to purchase 20,000 shares granted on December 13, 1996. Options to purchase 60,000 shares were canceled in connection with the repricing. See "REPORT OF THE COMPENSATION COMMITTEE OF BOARD OF DIRECTORS ON REPRICING OF OPTIONS."
 (9) Represents a 401(k) plan contribution match by the Company.
(10) Includes an annual bonus based on successful implementation of customized objectives specific to the management of the sales organization paid at the discretion of the Chief Executive Officer. Also includes commission on revenues generated by the sales organization. Also includes a special bonus paid to key executives at the discretion of Mr. Hootnick and approved by the Compensation Committee. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."
(11) Includes $573 in profit sharing bonus from fiscal 1995 profits, a performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and a performance bonus based on achievement of sales revenue objectives and Company revenue and profitability targets, net of a bonus payback made after restatement of fiscal revenues and profits.
(12) Includes an option to purchase 6,700 shares granted on March 26, 1997, replacing an option to purchase 6,700 shares granted on September 21, 1993. Also includes options to purchase an aggregate of 62,000 shares granted on March 26, 1997, replacing an option to purchase 5,000 shares granted on November 16, 1994, an option to purchase 27,000 shares granted on February 22, 1995, an option to purchase 20,000 shares granted on June 19, 1996, and an option to purchase 10,000 shares granted on December 13, 1996. Options to purchase 68,700 shares were canceled in connection with the repricing. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."
(13) Mr. Field joined the Company as Senior Vice President, General Counsel and Corporate Secretary in August 1996.
(14) Includes an option to purchase an aggregate of 50,000 shares granted on March 26, 1997, replacing an option to purchase 50,000 shares granted on August 15, 1996. Options to purchase 50,000 shares were canceled in connection with the repricing. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended October 31, 1997, to the persons named in the Summary Compensation
Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL
                                                                             RATES OF STOCK PRICE
                                        % OF TOTAL                             APPRECIATION FOR
                         NUMBER OF       OPTIONS                                OPTION TERM (1)
                           OPTIONS      GRANTED TO             EXPIRATION ---------------------------
          NAME           GRANTED (2)   EMPLOYEES (3) PRICE (4)    DATE       5%($)         10%($)
------------------------ ----------    ------------  --------  ---------- ------------ --------------
Laurence R. Hootnick....   78,000          4.08       $ 6.50    11/01/06  $    318,850 $      808,027
                           20,000          1.05       $ 5.00    03/11/07  $     62,889 $      159,374
                           25,000          1.31       $2.625    05/19/07  $     41,271 $      104,589
                          180,000 (5)      9.43       $ 3.75    03/26/07  $    424,504 $    1,075,776
Edward J. Norton........   20,000          1.05       $ 6.25    12/13/01  $     34,535 $       76,314
                           30,000          1.57       $2.625    05/19/07  $     49,525 $      125,507
                           60,000 (6)      3.14       $ 3.75    03/26/97  $    141,501 $      358,592
Jonathan J. Golovin.....   50,000          2.62       $2.625    05/19/07  $     82,542 $      209,179
Richard Lloyd Payton....   10,000          0.52       $ 6.25    12/13/01  $     17,268 $       38,157
                           10,000          0.52       $2.625    05/19/07  $     16,508 $       41,836
                           68,700 (7)      3.60       $ 3.75    03/26/97  $    162,019 $      410,588
Michael J. Field........   20,000          1.05       $2.625    05/19/07  $     33,017 $       83,671
                           50,000 (8)      2.62       $ 3.75    03/26/07  $    117,918 $      298,827

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share purchased at $6.50, $6.25, $5.00, $3.75 or $2.625 per share in fiscal 1997 would yield respective profits of $4.09, $3.93, $3.14, $2.36 or $1.65 per share at 5% appreciation over five years, or respective profits of $10.36, $9.96, $7.97, $5.98 or $4.18 per share at 10% appreciation over the same period. See "Severance and Change of Control Arrangements."
(2) All options granted in fiscal 1997 under the Company's 1996 Stock Option Plan (the "1996 Option Plan") generally vest and become exercisable over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Under the 1996 Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.
(3) Based upon options granted to purchase an aggregate of 1,909,742 shares of Common Stock, of which 1,053,642 shares were repriced in March 1997. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."
(4) All options listed were granted at market value on the date of grant, based on the closing sales price on the date of grant.
(5) Reflects options that were repriced in March 1997, replacing options granted in June 1996.
(6) Reflects options that were repriced in March 1997, replacing options granted in February 1995, May 1996 and December 1996.
(7) Reflects options that were repriced in March 1997, replacing options granted in September 1993, November 1994, February 1995, June 1996 and December 1996.
(8) Reflects options that were repriced in March 1997, replacing options granted in August 1996.

  No options to purchase the Company's Common Stock were exercised in the fiscal year ended October 31, 1997. The following table provides the specified information concerning unexercised options held as of October 31, 1997, by the persons named in the Summary Compensation Table:

                          AGGREGATED OPTION EXERCISES
                          AND FISCAL YEAR-END VALUES

                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED              IN-THE-MONEY
                             OPTIONS AT 10/31/97           OPTIONS AT 10/31/97(1)
                         ----------------------------- -----------------------------
          NAME           EXERCISABLE (2) UNEXERCISABLE EXERCISABLE (2) UNEXERCISABLE
------------------------ --------------  ------------- --------------  -------------
Laurence R. Hootnick....    173,395 (3)     264,605        $2,768         $23,806
Edward J. Norton........     58,748 (4)      92,711        $    0         $31,890
Jonathan J. Golovin.....    100,000          50,000        $    0         $53,150
Richard Lloyd Payton....     11,317          68,683        $    0         $10,630
Michael J. Field........      9,374          60,626        $2,214         $19,045

--------
(1) Based on a fair market value of $3.688, the closing price of the Common Stock on October 31, 1997, as reported by the Nasdaq National Market. Does not include options that had an exercise price greater than $3.688.
(2) Under the 1996 Option Plan, stock options vest and become exercisable over a period of four years. Under the previous 1983 Stock Option Plan (the "1983 Option Plan"), stock options were immediately exercisable, subject to the Company's right to repurchase any unvested shares acquired under the option at the original exercise price in the event of the optionee's termination. Generally, shares subject to options granted under the 1983 Option Plan vest over a period of four years. The value shown is for all outstanding in-the-money options regardless of vesting restrictions.
(3) Includes 80,000 shares subject to options granted under the 1983 Option Plan that are unvested. These shares are currently exercisable in full, but any unvested shares purchased are subject to the Company's right to repurchase at the original exercise price in the event of optionee's termination of employment.
(4) Includes 11,459 shares subject to options granted under the 1983 Option Plan that are unvested. These shares are currently exercisable in full, but any unvested shares purchased are subject to the Company's right to repurchase at the original exercise price in the event of optionee's termination of employment.

  The following table provides specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since May 9, 1989, the date of the Company's initial public offering:

                          TEN-YEAR OPTION REPRICINGS

                                    NUMBER OF                                                LENGTH OF
                                   SECURITIES  MARKET PRICE                               ORIGINAL OPTION
                                   UNDERLYING    OF STOCK   EXERCISE PRICE                TERM REMAINING
                                     OPTIONS    AT TIME OF    AT TIME OF                    AT DATE OF
                                   REPRICED OR REPRICING OR  REPRICING OR       NEW        REPRICING OR
   NAME AND POSITION        DATE    AMENDMENT   AMENDMENT     AMENDMENT    EXERCISE PRICE  AMENDMENT (1)
   -----------------      -------- ----------- ------------ -------------- -------------- ---------------
Laurence R. Hootnick      03/26/97   180,000      $ 3.75        $ 8.00         $ 3.75       110 months
 President and Chief
 Executive Officer
Edward J. Norton          03/26/97    20,000      $ 3.75        $8.625         $ 3.75        94 months
 Senior Vice President                20,000      $ 3.75        $ 7.00         $ 3.75       109 months
 and President,                       20,000      $ 3.75        $ 6.25         $ 3.75       116 months
 Semiconductor and
 Electronics Group
Richard Lloyd Payton      03/26/97     6,700      $ 3.75        $6.125         $ 3.75        77 months
 Senior Vice President                 5,000      $ 3.75        $6.375         $ 3.75        91 months
 and President,                       27,000      $ 3.75        $8.625         $ 3.75        94 months
 Healthcare Products and              20,000      $ 3.75        $7.531         $ 3.75       110 months
 Process Industries                   10,000      $ 3.75        $ 6.25         $ 3.75       116 months
 Group
Michael J. Field          03/26/97    50,000      $ 3.75        $ 6.00         $ 3.75       112 months
 Senior Vice President,
 Chief Administrative
 Officer and Corporate
 Secretary
Frank Kaplan              03/26/97    50,000      $ 3.75        $ 7.75         $ 3.75        85 months
 Senior Vice President,               20,000      $ 3.75        $7.531         $ 3.75       110 months
 Software Development                 10,000      $ 3.75        $ 6.25         $ 3.75       116 months
 and Quality Assurance
Linda Kato Ujihara        03/26/97     1,750      $ 3.75        $ 7.25         $ 3.75        64 months
 Director, Human                         600      $ 3.75        $6.375         $ 3.75        73 months
 Resources                             5,000      $ 3.75        $6.375         $ 3.75        73 months
                                      10,000      $ 3.75        $6.125         $ 3.75        77 months
                                       4,000      $ 3.75        $7.875         $ 3.75        97 months
                                       1,000      $ 3.75        $ 7.00         $ 3.75       109 months
                                       4,000      $ 3.75        $ 6.25         $ 3.75       116 months
Clifton Wong              03/26/97     7,000      $ 3.75        $7.875         $ 3.75        97 months
 Vice President, Finance              10,000      $ 3.75        $ 7.00         $ 3.75       109 months
 and Chief Financial                  23,000      $ 3.75        $ 6.25         $ 3.75       112 months
 Officer
Thomas A. Tomasetti       09/21/93     3,500      $6.125        $ 7.25         $6.125        47 months
 Former President and     09/21/93   125,000      $6.125        $ 8.25         $6.125        52 months
 Chief Executive Officer  09/21/93       600      $6.125        $6.375         $6.125        56 months
 (Presently Director)

                                   NUMBER OF                                                LENGTH OF
                                  SECURITIES  MARKET PRICE                               ORIGINAL OPTION
                                  UNDERLYING    OF STOCK   EXERCISE PRICE                TERM REMAINING
                                    OPTIONS    AT TIME OF    AT TIME OF                    AT DATE OF
                                  REPRICED OR REPRICING OR  REPRICING OR       NEW        REPRICING OR
   NAME AND POSITION       DATE    AMENDMENT   AMENDMENT     AMENDMENT    EXERCISE PRICE   AMENDMENT(1)
   -----------------     -------- ----------- ------------ -------------- -------------- ---------------
Jonathan Golovin         09/21/93   100,000      $6.125        $6.375         $6.125        56 months
 Chairman of the Board
 (Presently also Chief
 Technical Officer)
Mark Finkel              09/21/93    25,000      $6.125        $12.50         $6.125        39 months
 Former Vice President,  12/17/91    25,000      $12.50        $18.25         $12.50        54 months
 Operations and Chief
 Financial Officer
Peter Reiman             09/21/93    25,000      $6.125        $17.25         $6.125        24 months
 Former Vice President,  09/21/93     3,150      $6.125        $ 7.25         $6.125        47 months
 Discrete Products       09/21/93    25,000      $6.125        $10.00         $6.125        50 months
 Division
Michael Gray             09/21/93     5,000      $6.125        $12.50         $6.125        39 months
 Former Controller       12/17/91     5,000      $12.50        $17.25         $12.50        45 months
Rodney Murray            12/17/91    26,666      $12.50        $18.75         $12.50        48 months
 Former Vice Prsident,   12/17/91     8,334      $12.50        $18.75         $12.50        48 months
 World Sales
Joesph Seidler           12/17/91    25,000      $12.50        $17.25         $12.50        45 months
 Former Vice President.
 Marketing
Parris Hawkins           12/17/91    25,000      $12.50        $18.25         $12.50        55 months
 Former Vice President,
 Quality and
 Productivity
 (Presently Principal
 Engineer)

--------
(1) Repriced options vest over a four-year period beginning on the date of the repricing. Opionees forfeit any accrued vesting on canceled options. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

  In July 1996, Thomas A. Tomasetti entered into a Resignation Agreement with the Company, approved by the Compensation Committee, amending his then existing employment arrangement with the Company. Pursuant to this agreement, Mr. Tomasetti resigned as President and Chief Executive Officer of the Company, and agreed to remain an employee of the Company at his then current base salary through June 1997. Under this agreement, Mr. Tomasetti is not entitled to any bonus in fiscal 1996 or thereafter, and his outstanding options are each amended to provide that there is no further vesting under such options following Mr. Tomasetti's resignation from his officer positions effective in June 1996, but that he will receive an option grant of 15,000 shares for his services as an outside director.

  Pursuant to a letter agreement dated June 3, 1996, between the Company and Laurence R. Hootnick, its President and Chief Executive Officer, the Company and Mr. Hootnick are each required to give 30 days notice of termination of employment, and upon the Company's termination of Mr. Hootnick's employment, Mr. Hootnick is entitled to severance pay consisting of six months base salary, payable in accordance with the Company's payroll procedures, and six months of extended coverage under the Company's medical plan. Under this letter agreement, Mr. Hootnick's benefits include: (A) $240,000 annual base salary, (B) a $120,000 executive bonus (pro-rated on an annual fiscal year basis), and (C) the following grants of nonqualified stock options: (i) on

June 14, 1996, under the 1983 Option Plan, an option to purchase 300,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of a share of such stock on June 14, 1996, (ii) on or after November 1996, under the 1983 Option Plan, an additional option to purchase 78,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of such stock on the grant date, and (iii) upon approval by the stockholders of the proposed 1996 Option Plan (described below), an additional option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of a share of such stock on the grant date.

  In the event of a transfer of control of the Company as defined under the 1983 Option Plan, the Company's repurchase option will terminate as of the date of the transfer of control if the acquiring or successor corporation does not elect to assume the outstanding options. Any outstanding options which are not exercised or assumed will terminate as of the date of the transfer of control.

  Options granted under the Company's 1990 Outside Directors Stock Option Plan, as amended, (the "Directors Plan") contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control" as defined under the Directors Plan.

  The Company has entered into Change of Control Agreements with certain of its officers. The agreements provide that (i) in the event of an Involuntary Termination (as defined therein) of the executive within twelve months after a Change of Control (as defined therein) of the Company, the executive receives severance pay equal to 100% of the annual base salary plus the full amount of annual bonus at the "on-target" level for the fiscal year, and (ii) in the event of a Change of Control of the Company, the executive receives a credit of 12 months service for purposes of determining the vesting and exercisability of stock options, and if the executive continues employment after the Change of Control at the request of the Board of Directors, vesting of unvested shares continues during employment, and the executive is credited with an additional 12 months of service for purposes of determining vesting and exercisability upon the earlier of (a) Involuntary Termination of the executive within a 90-day period following the Change of Control, or (b) 90 days following the Change of Control, provided the executive continues to serve as of that date. Mr. Laurence R. Hootnick and Dr. Jonathan J. Golovin entered into similar Change of Control Agreements, except that in the event of Involuntary Termination within twelve months of a Change of Control, Mr. Hootnick or Dr. Golovin receive severance pay equal to 200% of their respective annual base salary, plus the annual bonus at the "on-target level," and in the event of a Change of Control, Dr. Golovin receives credit of 24 months service for purposes of determining the vesting and exercisability of his stock options, and Mr. Hootnick receives credit of either 24, 30 or 36 months service (depending on the value of the consideration received by the Company's stockholders pursuant to the Change of Control of the Company), for purposes of determining the vesting and exercisability of stock options granted to him.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive $10,000 per fiscal year (pro rated on a fiscal year basis) for their services as members of the Board of Directors. In addition, each such director receives $1,000 for each Board meeting and $500 for each Committee meeting attended by the director. The Directors Plan provides for the automatic grant of an option to purchase 15,000 shares of Common Stock to directors of the Company who are not employees of the Company (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 2,500 shares of Common Stock on the date of the first Board meeting of each successive fiscal year thereafter, prorated for the first year based on the number of full months of service as a director.

  On December 16, 1997, members of the Board of Directors agreed to defer their cash compensation until the Company returns to profitability.

  Pursuant to a letter from Centennial Associates, L.P. ("CALP") to Frederick
M. O'Such dated June 2, 1997, Joseph H. Reich & Co., Inc., the management company for CALP will pay to Mr. O'Such, after each CALP fiscal year or after certain liquidating events, a fee equal to 8% of the net realized gains of CALP attributable to sales or other dispositions of their holdings of Company Common Stock, for as long as Mr. O'Such serves as a director of the Company. CALP retains complete control and discretion over its investments in the Company, including, but not limited to, the decision to purchase or dispose of shares, and the right to vote shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the last fiscal year, executive compensation was administered by the Compensation Committee comprised of two outside directors of the Board of Directors, Robert Horne and Robert C. Fink.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with and filed in a timely matter, except that, due to administrative error, the following reports were not filed in a timely manner: one statement of change in beneficial ownership reflecting two transactions by Mr. Hootnick; one statement of change in beneficial ownership reflecting one transaction by Mr. Kaplan; one statement of change in beneficial ownership reflecting two transactions by Ms. Ujihara; one statement of beneficial ownership reporting an exempt option grant to Mr. Norton; one statement of beneficial ownership reporting an exempt option grant to Mr. O'Such; one statement of beneficial ownership reporting an exempt option grant to Mr. Payton; and one statement of a change in beneficial ownership reflecting one transaction by Mr. Wong.

CHANGES TO BENEFIT PLANS

  1996 Stock Option Plan. The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the 1996 Option Plan to increase the maximum number of shares that may be issued thereunder by 500,000 shares. See "PROPOSAL TO AMEND 1996 STOCK OPTION PLAN." As of January 31, 1998, no grant of options had been made to any person conditioned upon stockholder approval of the increase in the share reserve of the 1996 Option Plan.

  1989 Employee Stock Purchase Plan. The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the 1989 Employee Stock Purchase Plan (the "1989 Purchase Plan") to increase the maximum number of shares that may be issued thereunder by 300,000 shares. See "PROPOSAL TO AMEND 1989 EMPLOYEE STOCK PURCHASE PLAN." As of January 31, 1998, no purchases had been made by any employee conditioned upon stockholder approval of the increase in the share reserve of the 1989 Purchase Plan. Non-employee directors are not eligible to participate in the 1989 Purchase Plan.

  1990 Outside Directors Stock Option Plan. The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Directors Plan to increase the maximum number of shares that may be issued thereunder by 50,000 shares. See "PROPOSAL TO AMEND 1990 OUTSIDE DIRECTORS STOCK OPTION PLAN." As of January 31, 1998, no grant of options had been made to any person conditioned upon stockholder approval of the increase in the share reserve of the Directors Plan.

  Because grants under the 1989 Purchase Plan and the 1996 Option Plan are made at the discretion of the Board of Directors, and the exercise price of any grant under the 1989 Purchase Plan, the Directors Plan or the 1996 Option Plan cannot not be known until the date of grant, future grants to be made in fiscal 1998 under the 1989 Purchase Plan, the Directors Plan and 1996 Option Plan are not yet determinable. Accordingly, the following table sets forth grants of stock or stock options under the 1989 Purchase Plan, the Directors Plan and the 1996 Option Plan during the fiscal year ended October 31, 199,7 to (i) the Chief Executive Officer of the Company and the four other most highly compensated executive officer of the Company as of October 31, 1997;
(ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including officers who are not executive officers, as a group.

                               NEW PLAN BENEFITS

                                                1990 OUTSIDE
                           1989 EMPLOYEE          DIRECTORS
                          STOCK PURCHASE         STOCK OPTION             1996 STOCK OPTION
                             PLAN (1)              PLAN (2)                    PLAN (3)
                         ------------------  --------------------      ------------------------
                         PURCHASE   NO. OF    EXERCISE    NO. OF         EXERCISE      NO. OF
   NAME AND POSITION      PRICE     SHARES      PRICE     SHARES          PRICE        SHARES
   -----------------     --------  --------  -----------  -------      ------------  ----------
Laurence R. Hootnick      $3.1875     4,309      N/A            0       $2.625-5.00     225,000 (4)
 President and Chief
 Executive Officer
Edward J. Norton          $3.1875     4,309      N/A            0       $2.625-3.75      90,000 (5)
 Senior Vice President
 and President,
 Semiconductor and
 Electronics Group
Jonathan J. Golovin         N/A           0      N/A            0       $     2.625      50,000
 Chairman of the Board
 and Chief Technical
 Officer
Richard Lloyd Payton      $3.1875     4,309      N/A            0       $2.625-3.75      78,700 (6)
 Senior Vice President
 and President,
 Healthcare Products
 and Process Industries
 Group
Michael J. Field            N/A           0      N/A            0       $2.625-3.75      70,000 (7)
 Senior Vice President,
 Chief Administrative
 Officer and Corporate
 Secretary
Executive Group (8        $3.1875    24,056      N/A            0       $2.625-5.00     760,050 (8)
 persons)
Non-Executive Director      N/A           0   $4.00-6.25   22,500 (9)       N/A               0
 Group (4 persons)
Non-Executive Officer     $3.1875   141,880      N/A            0       $2.625-5.00   1,149,692 (10)
 Employee Group

--------
 (1) Only employees are eligible to participate in the 1989 Purchase Plan.
 (2) Only non-employee directors are eligible to participate in the Directors Plan.
 (3) Only employees, employee-directors and consultants to the Company are eligible to participate in the 1996 Option Plan.
 (4) Includes options to purchase an aggregate of 180,000 shares granted on March 26, 1997, replacing an option to purchase 180,000 shares granted on June 14, 1996. Options to purchase 180,000 shares were canceled in connection with the repricing.

 (5) Includes options to purchase an aggregate of 60,000 shares granted on March 26, 1997, replacing an option to purchase 20,000 shares granted on May 21, 1996, an option to purchase 20,000 shares granted on February 2, 1995, and an option to purchase 20,000 shares granted on December 13, 1996. Options to purchase 60,000 shares were canceled in connection with the repricing.
 (6) Includes options to purchase 6,700 shares granted on March 26, 1997, replacing an option to purchase 6,700 shares granted on September 21, 1993. Also includes options to purchase an aggregate of 62,000 shares granted on March 26, 1997, replacing an option to purchase 5,000 shares granted on November 16, 1994, an option to purchase 27,000 shares granted on February 22, 1995, an option to purchase 20,000 shares granted on June 19, 1996, and an option to purchase 10,000 shares granted on December 13, 1996. Options to purchase 68,700 shares were canceled in connection with the repricing.
 (7) Includes options to purchase an aggregate of 50,000 shares granted on March 26, 1997, replacing an option to purchase 50,000 shares granted on August 15, 1996. Options to purchase 50,000 shares were canceled in connection with the repricing.
 (8) Includes options to purchase an aggregate of 540,050 shares granted on March 26, 1997, replacing options held by executive officers granted on various dates under the 1983 Option Plan. Options to purchase 540,050 shares were canceled in connection with the repricing.
 (9) Includes a one-time grant of an option to purchase 15,000 shares of Common Stock to Mr. O'Such upon his initial appointment to the Board of Directors in June 1997.
(10) Includes options to purchase an aggregate of 533,592 shares granted on March 26, 1997, replacing options held by employees who were not executive officers granted on various dates under the 1983 Option Plan. Options to purchase 533,592 shares were canceled in connection with the repricing.

                     REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

  On March 20, 1997, the Compensation Committee, comprised of Robert Horne and Robert C. Fink, considered the options held by the Company's employees, including executive officers, and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the 1983 Stock Option Plan having exercise prices well above the recent trading prices of the Company's Common Stock (the "Underwater Options").

  The Compensation Committee reviewed a study prepared by the Finance Department of the Company demonstrating that a substantial number of the options held by employees at that point in time were Underwater Options. The Compensation Committee reviewed the impact of the decline in the market price of the Company's Common Stock on the incentive afforded by the Underwater Options and determined that such options were significantly less likely to serve their purposes of retaining and motivating employees whose contributions are important to the Company's future success. The Compensation Committee also determined that unless adjustment was made, longer term employees holding Underwater Options would perceive a substantial inequity in comparison to more recently hired employees granted options with exercise prices set at the then lower market price of the Company's Common Stock, and the morale of such longer term employees would suffer as a consequence. The Compensation Committee believed that the future success of the Company would depend in large part on its ability to retain and motivate its highly skilled employees for whom competition in the marketplace is intense, and the loss of such employees could have a significant adverse impact on the Company's business. The Compensation Committee believed that providing equity incentives to employees of the Company to further increase the Company's performance and the value of the Company for its stockholders was both important and cost effective. The Compensation Committee considered other alternatives, such as granting new options selectively to then employed key employees, but determined that the size of the additional options that would be required to offset the decline in the market price of the Company's Common Stock would result in significant dilution to the stockholders.

  Considering these factors, the Compensation Committee determined that it was in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers holding Underwater Options to remain with the Company by adopting a stock option exchange program whereby employees holding Underwater Options may elect to receive new options pursuant to the 1996 Stock Option Plan having an exercise price comparable to the trading price at that time in exchange for the cancellation of the Underwater Options. The Compensation Committee concluded that each eligible employee holding one or more Underwater Options who agreed to the cancellation of such Underwater Options on or before a date specified by the Company's management (such date was determined to be March 26, 1997) (the "Effective Date") would be granted effective as of 2:00 p.m. PST on the Effective Date, with respect to each separate Underwater Option which would be canceled on the Effective Date, a new option pursuant to the 1996 Stock Option Plan (a "New Option") to purchase the number of shares of the Company's Common Stock that were subject to and unexercised under such Underwater Option immediately prior to its cancellation. The Compensation Committee also concluded that the exercise price per share under each New Option would be equal to the closing sale price per share of the Company's Common Stock on the Effective Date as quoted on the Nasdaq National Market and that each New Option shall vest in forty-eight (48) approximately equal monthly installments commencing on the Effective Date with a term of ten (10) years commencing on the Effective Date, unless earlier terminated in accordance with the provisions of the option agreement evidencing such New Option. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options. The offer to exchange options was completed on March 26, 1997; options for a total of 873,642 shares with exercise prices ranging from $6.00 per share to $12.14 per share were exchanged for options for an equal number of shares at an exercise price of $3.75 per share.

                                          COMPENSATION COMMITTEE

                                          Robert Horne

                                          Robert C. Fink

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  In fiscal 1997, the Compensation Committee of the Board of Directors was comprised of Robert Horne and Robert C. Fink. The Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success in its marketplace is best achieved through recruitment and retention of the best people in the industry. The Compensation Committee applied this philosophy in determining compensation for the Company's executive officers in four areas: salary, bonuses, stock options and benefits upon a Change of Control of the Company.

  Salary. The Company strives to offer salaries to its executive officers which are targeted at the median in its industry for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers information provided by the Human Resources Director, whose recommendations are based upon salary surveys of companies in similar industries, and of similar size and geographic location. In preparing the performance graph set forth in the section entitled "COMPARISON OF STOCKHOLDER RETURN," the Company has selected the S&P Technology-500 (formerly known as the S&P High Tech Composite) as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

  The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer on an annual basis. See "-- Chief Executive Officer Compensation." The Chief Executive Officer evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review by the Compensation Committee. In addition to considering the results of performance evaluations and information concerning competitive salaries, the Compensation Committee and the Chief Executive Officer place weight on the financial condition of the Company and the competitive employment situation in the Company's industry and geographic area in considering salary adjustments.

  Mr. Hootnick recommended salary increases ranging from 6% to 15% of base salary for certain of the Company's executive officers in fiscal 1997. The Compensation Committee believes that such increases in salary were advisable to encourage these executive officers to remain with the Company.

  Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Compensation Committee awards incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. The total incentive compensation which could be awarded if all Company performance targets and individual objectives were achieved comprised up to 83% of total cash compensation for executive officers, with more senior executive officers having a larger percentage of total cash compensation comprised of incentive compensation.

  The Board of Directors, in consultation with the Chief Executive Officer, determines annually the total amount of cash bonuses available for executive officers. The target amounts of cash bonuses available are set annually by the Chief Executive Officer, with approval of the Compensation Committee, with respect to executive officers. Mr. Hootnick, the Chief Executive Officer, was not eligible to receive a bonus based on achievement of either individual or corporate objectives, but only based on the Company achieving predetermined revenue and operating profit targets pursuant to his employment agreement with the Company. See "Chief Executive Officer Compensation." In fiscal 1997, the Compensation Committee provided incentive compensation under a Management By Objective bonus plan with two components, a portion contingent on Company performance ("Company Performance Bonus") and another portion based on achievement of individual objectives ("Individual Performance Bonus"), both as described below.

  The largest portion of the cash bonus is the Company Performance Bonus and is contingent upon the performance of the Company as a whole, based upon the Company attaining certain revenue and operating profit goals set by the Board of Directors annually in consultation with the Chief Executive Officer. Company Performance Bonuses are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made when the Company does not meet targets. Company Performance Bonuses are paid annually. No Company Performance Bonuses were paid in fiscal 1997 because revenue and profitability levels of the Company in fiscal year 1997 did not meet the performance goals established by the Board of Directors.

  The remaining portion of the cash bonus is the Individual Performance Bonus and is contingent upon each executive officer's individual performance based on achievement of customized objectives determined by the Chief Executive Officer, with approval of the Compensation Committee. In fiscal 1997, the Individual Performance Bonuses paid to the eligible executive officers based on achievement of customized objectives were 100% of targeted bonuses.

  In addition, in fiscal 1997 the Compensation Committee approved a special bonus for key executive officers at the discretion of Mr. Hootnick in order to retain such officers, in light of the competitive employment market in Silicon Valley and the Committee's determination that compensation for these officers was below market for officers of similar experience at companies in the Company's industry and geographic area. In fiscal 1997, special bonuses paid to certain executive officers were from 2% to 7% of their total compensation. These bonuses were not based on Company performance criteria, but instead on Mr. Hootnick's view of their relative contributions, both historical and expected, to Company performance.

  For further information on bonuses paid to certain executive officers, see "SUMMARY COMPENSATION TABLE" and "EXECUTIVE COMPENSATION AND OTHER MATTERS-- Compensation Committee Interlocks and Insider Participation."

  Stock Options. The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore makes periodic grants of stock options under the Company's option plans. Such options are granted at the prevailing market price, and will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance.

  In fiscal 1997, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer and information provided by Human Resources personnel. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. All options granted in fiscal 1997 to executive officers in their capacities as such were granted under the 1996 Stock Option Plan. Generally, option grants under the 1996 Stock Option Plan vest and become exercisable over four years. Option grants for fiscal 1997 are set forth in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS."

  Change of Control Agreements. In December 1996, following the completion of fiscal 1996, the Committee determined that it was in the best interests of the Company and its stockholders to adopt change of control agreements to provide the executive officers of the Company with certain severance benefits upon a change of control of the Company (as defined in the agreements), and upon the executive officers' termination of employment following a change of control. The Committee believed that such benefits would provide such executive officers with enhanced financial security, thereby providing incentive for such officers to remain employed by the Company during a period of uncertainty when there is the possibility of or negotiation of a change of control transaction. Accordingly, the Committee unanimously recommended adoption of change of control agreements for the Company's executive officers. The Company entered into such agreements with certain executive officers, the terms of which are described above in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS--Severance and Change of Control Agreements." The Committee recommended an agreement for Mr. Hootnick providing a severance payment equal to 200% of salary, plus targeted bonus, and vesting of options based on the sale price for the Company, pursuant to the terms of Mr. Hootnick's offer letter. The Board of Directors, based on the recommendation of the Compensation Committee, also approved these agreements for any future executive officer of the Company to attract and retain such executives.

  Chief Executive Officer Compensation. The Company and Mr. Hootnick entered into an employment letter agreement following arms-length negotiations and approval by the Compensation Committee. Under this agreement, Mr. Hootnick is entitled to an annual salary of $240,000, participation in the Company's employee benefits plans, and a target bonus of 50% of salary, which terms the Committee determined to be competitive compared with compensation for chief executive officers in companies in similar industries and of similar size and geographic location. Under the agreement, Mr. Hootnick's bonus depends upon the Company's achieving profitability and revenue targets approved by the Compensation Committee. Although the Company did not achieve the profitability and revenue targets as previously set by the Compensation Committee, the Compensation Committee is currently considering what bonus, if any, should be paid to Mr. Hootnick in order to keep his total cash compensation competitive compared with compensation for chief executive officers in companies in similar industries and of similar size and geographic location.

  Pursuant to his employment letter agreement, Mr. Hootnick was granted in fiscal 1997 options to purchase 98,000 shares of Common Stock, 20,000 of which were subject to the approval of stockholders of the 1996 Stock Option Plan. Additionally, Mr. Hootnick was granted an option to purchase 25,000 shares of the Company's Common Stock in May 1997. The number of shares subject to options granted to Mr. Hootnick in fiscal 1997 was determined by the Compensation Committee to provide competitive equity compensation compared to chief executive officers of companies in the Company's industry, geographic location and size. For a more detailed description of the terms of the employment letter agreement, see the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS--Severance and Change of Control Agreements."

  Deductibility of Executive Compensation. The Company has considered the amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee concluded in January 1994 that it would be advisable to establish certain restrictions on the granting of options under the option plans to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the 1994 Annual Meeting of Stockholders. The Committee also approved identical restrictions on the granting of options under the 1996 Option Plan. See "PROPOSAL TO AMEND 1996 STOCK OPTION PLAN." The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          Robert Horne

                                          Robert C. Fink

                       COMPARISON OF STOCKHOLDER RETURN

  Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 and the S&P Technology-500 (formerly named the "S&P High Tech Composite") for the period commencing on October 31, 1992, and ending on October 31, 1997.

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM OCTOBER 31, 1992, THROUGH OCTOBER
                                  31, 1997(1)

                 CONSILIUM, INC., S&P 500, S&P TECHNOLOGY-500

                           10/31/92 10/31/93 10/31/94 10/31/95 10/31/96 10/31/97
                           -------- -------- -------- -------- -------- --------
S&P Technology-500........ $100.00  $111.81  $112.89  $138.98  $168.55  $218.59
S&P 500................... $100.00  $121.76  $142.19  $213.52  $258.26  $385.71
Consilium, Inc............ $100.00  $ 70.83  $ 70.83  $137.50  $ 72.22  $ 40.97

--------
(1) Assumes that $100.00 was invested on October 31, 1992, in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                             ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class I directors (Robert Horne and Robert C. Fink), two Class II directors (Thomas A. Tomasetti and Laurence R. Hootnick), and two Class III director (Jonathan J. Golovin and Frederick M. O'Such), who will serve until the Annual Meetings of Stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. As of June 11, 1997, Class III of the Board of Directors was expanded to two directors, and Frederick M. O'Such was appointed to fill the resulting vacancy.

  Management's nominees for election at the Annual Meeting of Stockholders to Class I of the Board of Directors are Robert Horne and Robert C. Fink. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2001, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

  If a quorum is present and voting, the two nominees for the positions as Class I directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

              PROPOSAL TO AMEND 1989 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1989 Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Management believes that the availability of an adequate number of shares under the 1989 Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company. As of January 31, 1998, there were 43 shares available for issuance under the 1989 Purchase Plan. In December 1997, the Board of Directors amended the 1989 Purchase Plan, subject to stockholder approval, to increase the number of shares of the authorized but unissued Common Stock of the Company reserved for issuance under the 1989 Purchase Plan from 880,000 shares to 1,180,000 shares.

SUMMARY OF THE PROVISIONS OF THE 1989 PURCHASE PLAN

  The following summary of the 1989 Purchase Plan is qualified in its entirety by the specific language of the 1989 Purchase Plan, a copy of which is available to any stockholder upon request.

  Any employee of the Company or any present or future parent or subsidiary corporation of the Company (including any director who is also an employee) is eligible to participate in the 1989 Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. No person who owns or holds options to purchase, or as a result of participation in the 1989 Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the 1989 Purchase Plan. As of January 31, 1998, 234 employees were eligible to participate in the 1989 Purchase Plan.

  Each offering of Common Stock under the 1989 Purchase Plan is generally for a period of six months (an "Offering Period"). Offering Periods under the 1989 Purchase Plan generally commence on or about March 16 and September 16 of each year and end on the next following September 15 and March 15, respectively. However, the 1989 Purchase Plan authorizes the Board of Directors to establish a different term for one or more offerings, provided that no offering may exceed a term of 27 months. At the end of each Offering Period, shares are issued based on the payroll deductions accumulated during that Offering Period. Participation in the 1989

Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the 1989 Purchase Plan. Such payroll deductions must be at least 1% but may not exceed 10% of an employee's compensation. Once an employee becomes a participant in the 1989 Purchase Plan, that employee will automatically participate in each successive offering until such time as that employee withdraws from the 1989 Purchase Plan, becomes ineligible to participate in the 1989 Purchase Plan, or his or her employment ceases.

  The purchase price per share at which the shares of the Company's Common Stock are sold in an offering generally will be equal to 85% of the lesser of the fair market value of the Common Stock on the first or the last day of the Offering Period. As of January 30, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $1.875 per share. Subject to certain limitations, the number of shares of the Company's Common Stock a participant purchases in an Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the Offering Period by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Furthermore, no participant may purchase in any single Offering Period more than the lesser of (a) the number of whole shares of the Company's Common Stock arrived at by multiplying $1,250 by the number of full and fractional months in the Offering Period and dividing the product by 85% of the fair market value of the shares on the first day of an Offering Period, or (b) 1,000 shares (which amount is prorated for Offering Periods of other than 6 months duration). Any cash not applied to the purchase of shares will be returned to the participant unless the amount of such cash is less than the amount necessary to purchase a whole share of Common Stock, in which case the Company may establish procedures to apply the remaining amount to a subsequent Offering Period.

  A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

  The Board of Directors may at any time amend or terminate the 1989 Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1989 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations whose employees may purchase shares of the Company's Common Stock under the 1989 Purchase Plan. The 1989 Purchase Plan will terminate at the time determined by the Board of Directors or when all the shares reserved for issuance under the 1989 Purchase Plan have been issued, whichever occurs first.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1989 PURCHASE PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1989 Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

  Generally, a participant recognizes no taxable income either as a result of becoming a participant in the 1989 Purchase Plan or purchasing shares of the Company's Common Stock under the 1989 Purchase Plan.

  The tax consequences of a disposition of 1989 Purchase Plan shares vary depending on the period that such stock is held before its disposition. If a participant disposes of shares purchased under the 1989 Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the date of purchase (which is the last day of an Offering Period) (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term or mid-term if the participant's holding period is more than twelve months.

  If the participant disposes of shares purchased under the 1989 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term or mid-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term or mid-term capital loss.

  The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

  The Board of Directors believes that the increase in the share reserve of the 1989 Purchase Plan is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 1989 EMPLOYEE STOCK PURCHASE PLAN.

          PROPOSAL TO AMEND 1990 OUTSIDE DIRECTORS STOCK OPTION PLAN

  The Company's Directors Plan provides for the automatic grant of nonqualified stock options to members of the Board of Directors who are not employees of the Company. Currently, the Company has four (4) nonemployee directors. The stockholders are now being asked to approve the amendment to increase by 50,000 shares the maximum aggregate number of shares of Common Stock issuable under the Directors Plan. The Board of Directors believes that the approval of the amendment of the Directors Plan is in the best interests of the Company and its stockholders because the availability of stock options is an important factor in attracting and retaining qualified nonemployee directors essential to the success of the Company.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS PLAN

  The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

  General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. As of January 31, 1998, no options to purchase shares granted under the Directors Plan had been exercised, option to purchase an aggregate of approximately 85,000 shares remained outstanding and approximately 15,000 shares remained available for future grant under the Directors Plan.

  Shares Subject to Plan. Currently, a maximum of 100,000 shares of the authorized but unissued shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Directors

Plan. In December 1997, the Board of Directors amended the Directors Plan, subject of stockholder approval, to increase the share reserve to an aggregate of 150,000 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of automatic option grants under the plan, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

  Administration. The Directors Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

  Eligibility. Only directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has four Outside Directors.

  Automatic Grant of Options. The Directors Plan provides that each Outside Director who first serves on the Board after January 17, 1990 (the "Effective Date") automatically will be granted an option to purchase 15,000 shares of Common Stock on the date of his or her initial election or appointment (an "Initial Option"). The Directors Plan also provides for the annual automatic grant of an additional option to purchase 2,500 shares of Common Stock on the date of the first meeting of the Board of each fiscal year, which amount is prorated for Outside Directors who have served on the Board for less than 12 months as of the date of grant (an "Annual Option").

  Terms and Conditions of Options. Each option granted under the Directors Plan will be evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the average of the high and low prices per share on the date of grant as reported on the Nasdaq National Market. As of January 30, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $1.875 per share. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Shares subject to an Initial Option will vest and become exercisable in four equal annual installments following the date of grant. Shares subject to Annual Options are generally fully vested and exercisable on and after the date of grant.

  Generally, the exercise price may be paid in cash, by check, or in cash equivalent. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

  Transfer of Control. The Directors Plan provides that, in the event of (i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (a "Transfer of Control"), all outstanding options will become immediately exercisable and vested as of a date prior to the Transfer of Control. To the extent that the options outstanding under the Directors Plan are not exercised prior to the Transfer of Control, they will terminate.

  Termination or Amendment. The Directors Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time, but, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or expand the class of persons eligible to receive options under the plan. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

  The federal income tax consequences of the options granted under the Directors Plan are the same as the federal income tax consequences described for nonstatutory stock options granted pursuant to the 1996 Plan set forth below.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

  The Board of Directors believes that the increase in the share reserve of the Directors Plan is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 1990 OUTSIDE DIRECTORS STOCK OPTION PLAN.

                   PROPOSAL TO AMEND 1996 STOCK OPTION PLAN

  The Company's 1996 Option Plan was adopted by the Board of Directors on December 13, 1996 (the "Effective Date") and approved by the Company's stockholders in March 1997. The 1996 Option Plan permits the discretionary grant of stock options to eligible employees, consultants and directors.

  The stockholders are now being asked to approve an amendment to increase by 500,000 shares the maximum aggregate number of shares issuable under the 1996 Option Plan. The Board of Directors believes that the amendment of the 1996 Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

SUMMARY OF THE PROVISIONS OF THE 1996 OPTION PLAN

  The following summary of the 1996 Option Plan is qualified in its entirety by the specific language of the 1996 Option Plan, a copy of which is available to any stockholder upon request.

  General. The 1996 Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options. As of January 31, 1998, options to purchase approximately 717 shares granted under the 1996 Option Plan had been exercised, option to purchase an aggregate of approximately 1,494,648 shares remained outstanding and approximately 486,598 shares remained available for future grant under the 1996 Option Plan.

  Shares Subject to Plan. Currently, the maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the 1996 Option Plan is equal to the sum of (a) 390,000 shares,
(b) the number of shares, as of the Effective Date, subject to outstanding options granted under the Company's Fourth Amended and Restated 1983 Stock Option Plan and 1993 Stock Option Plan (collectively, the "Prior Plans"), and
(c) the number of shares available for future grant under the Prior Plans as of the

Effective Date (the "Share Reserve"). In December 1997, the Board of Directors amended the 1996 Option Plan, subject to stockholder approval, to increase the Share Reserve by 500,000 shares. The Share Reserve will be reduced by the number of shares which continue to be subject to outstanding options granted under the Prior Plans, are issued upon exercise of such options, or are issued pursuant to options granted under the Prior Plans after the Effective Date. The 1996 Option Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 200,000 shares; provided, however, that a new hire may receive options to purchase up to 300,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the 1996 Option Plan, to the Grant Limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the 1996 Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or repurchased are returned to the 1996 Option Plan and become available for future grant.

  Administration. The 1996 Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the 1996 Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the 1996 Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options.

  The 1996 Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The 1996 Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 1996 Option Plan. The Board will interpret the 1996 Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1996 Option Plan or any option.

  Eligibility. Options may be granted under the 1996 Option Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. The 1996 Option Plan also permits options to be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individuals commencement of service. As of January 31, 1998, the Company had approximately 234 employees, including 7 executive officers, and 4 non-employee directors. While any person eligible under the 1996 Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

  Terms and Conditions of Options. Each option granted under the 1996 Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each option granted under the 1996 Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of January 30, 1998, the closing price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $1.875.

  The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The 1996 Option Plan also authorizes the Company to withhold from shares otherwise issuable upon the exercise of an option or to accept the tender of shares of the Company's Common stock in full or partial payment of any tax withholding obligations.

  Options granted under the 1996 Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the 1996 Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board may also grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The 1996 Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the 1996 Option Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the 1996 Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

  Transfer of Control. The 1996 Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the 1996 Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

  Termination or Amendment. The 1996 Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1996 Option Plan have been issued and all restrictions on such shares under the terms of the 1996 Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of the Effective Date. The 1996 Option Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the 1996 Option Plan. The Board may terminate or amend the 1996 Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the 1996 Option Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 OPTION PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1996 Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term or mid-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term or mid-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

  The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject Pan alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term or mid-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

  The Board of Directors believes that the increase in the share reserve of the 1996 Option Plan is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 1996 STOCK OPTION PLAN.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  On July 12, 1996, Coopers & Lybrand L.L.P. ("Coopers"), the independent accountant engaged to audit the financial statements of the Company during the Company's fiscal year ended October 31, 1995 and prior thereto, resigned. The reports of Coopers for the fiscal years ended October 31, 1995 and October 31, 1994, including the restatement reported in the Company's Form 10-K/A for the year ended October 31, 1995, contained no adverse opinion or disclaimer of opinion, and were not qualified as to other uncertainties, audit scope, or accounting principles.

  Coopers did not inform the Audit Committee, the Board of Directors or management of its intent to resign prior to delivery of its resignation. Accordingly, neither the Audit Committee nor the Board of Directors nor management made any recommendation with respect to Coopers' resignation. After Coopers' resignation, Coopers identified to the Company a disagreement required to be reported in accordance with Item 304 of Regulation S-K. This disagreement identified by Coopers was resolved to the satisfaction of Coopers and was reflected in the Company's Notes to Consolidated Financial Statements in the Company's Form 10-Q for the three month period ended April 30, 1996, the Company's Form 10-K/A for the year ended October 31, 1995 and Form 10-Q/A for the three month period ended January 31, 1996. The disagreement was identified as follows: During the week of May 13, 1996, the Company received a letter dated May 6, 1996, from Honeywell, Inc. alleging claims for unidentified breaches of contract, misrepresentation, and fraud. The letter did not set forth any basis for the claims, did not allege an amount at issue, and asserted an intent to litigate unless satisfactory progress was made toward resolution of the claim. In early June 1996, after consulting counsel, who had been unable to obtain information from Honeywell concerning the materiality of the claim, management believed that disclosure of the Honeywell letter would be premature and that the Company should first investigate the matter to determine materiality and to understand the basis for the claims, and accordingly considered at that time omitting disclosure from the Company's Form 10-Q, Form 10-K/A and Form 10-Q/A. On June 11, 1996, Coopers advised the Company's Audit Committee that Coopers disagreed with management's proposed omission of a description of such letter in the Company's Form 10-Q for the three month period ended April 30, 1996. The Audit Committee and management concurred with Coopers' recommendation and the Company included disclosure of the receipt of such letter in the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1996 filed on June 14, 1996, and the Company's Form 10-K/A for the year ended October 31, 1995 and the Company's Form 10-Q/A for the three month period ended January 31, 1996, each filed July 2, 1996.

  During the Company's two most recent fiscal years and the interim period preceding resignation, Coopers has not advised management, the Audit Committee or the Board of Directors of the Company of any issues regarding significant internal control matters, problems with management's representations or financial statements, requirements for expanded audit scope or information that materially impacts the fairness or reliability of the Company's financial statements. During the two previous fiscal years and the interim period through the date of resignation, there were no other disagreements between the Company and Coopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Coopers would have caused it to make reference to the subject matter of the disagreement in connection with its report.

  On August 2, 1996, the Company engaged Arthur Andersen LLP ("Arthur Andersen") as its principal accountant to audit the Company's financial statements for the fiscal year ended October 31, 1996. The engagement of Arthur Andersen was approved by the Company's Audit Committee. The Company has not consulted with Arthur Andersen during the previous two fiscal years and the interim period to date on any matter which was the subject of any disagreement or with respect to any "reportable event" as defined in Item 304 of Regulation S-K or on the application of accounting principles to any specified transaction, whether completed or proposed, or the type of audit opinion which might be rendered on the Company's financial statements.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected Arthur Andersen as independent accountants to audit the financial statements of the Company for the fiscal year ending October 31, 1998. A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1998.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 485 Clyde Avenue, Mountain View, California, 94043, not later than October 19, 1998 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ MICHAEL J. FIELD

                                          MICHAEL J. FIELD,
                                          Secretary

February 17, 1998

                                                                      1620-PS-98

                                 DETACH HERE

                               CONSILIUM, INC.

                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                    SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Jonathan J. Golovin and Laurence R. Hootnick, or either, as proxy with the power of substitution to vote and act on and consent in respect to any and all shares of the stock of Consilium, Inc. held or owned by or standing in the name of the undersigned on the Company's books on February 6, 1998, at the Annual Meeting of Stockholders of the Company to be held at Consilium, Inc., 485 Clyde Avenue, Mountain View, California at 3:00 p.m. local time on March 18, 1998, and any continuation or adjournment thereof, with all power the undersigned would possess if personally present at the meeting.

        THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED BELOW WITH RESPECT TO THE PROPOSALS LISTED IN PARAGRAPHS 1,2,3,4 AND 5 ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREOF.

        The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

        The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement and
(3) Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 1997.

                                                                 SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE

CN512 F                         DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

1.  Election of the following directors:

    Nominees: Robert C. Fink and Robert Horne

            FOR      WITHHELD              MARK HERE
            [ ]        [ ]                 IF YOU PLAN   [ ]
                                           TO ATTEND
                                           THE MEETING

                                           MARK HERE
                                           FOR ADDRESS   [ ]
                                           CHANGE AND
                                           NOTE BELOW

[ ]_______________________________________
   For both nominees except as noted above

                                                        FOR   AGAINST   ABSTAIN
2. To amend the Company's 1989 Employee Stock Purchase  [ ]     [ ]       [ ]
   Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 300,000 shares.

3. To amend the Company's 1990 Outside Directors Stock  [ ]     [ ]       [ ]
   Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 50,000 shares.

4. To amend the Company's 1996 Stock Option Plan to     [ ]     [ ]       [ ]
   increase the maximum aggregate number of shares reserved for issuance thereunder by 500,000 shares.

5. To ratify the appointment of Arthur Andersen, LLP    [ ]     [ ]       [ ]
   as independent public accountants of the Company for the fiscal year ending October 31, 1998.

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE ABOVE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED STOCKHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

Signature: ___________________________________________ Date: _________________

Signature: ___________________________________________ Date: _________________